EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49810) pertaining to the Employee Incentive Plan of Tarrant Apparel Group of our report dated March 13, 2002 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001.

/S/ Ernst & Young LLP

Los Angeles, California
March 27 , 2002